CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 69 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated March 4, 2003, relating to the financial statements and financial highlights appearing in the January 31, 2003 Annual Reports to Shareholders of Vanguard U.S. Government Bond Funds and Vanguard Corporate Bond Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers-- Independent Accountants" in the Statement of Additional Information.


PRICEWATERHOUSECOOPERS LLP
PHILADELPHIA, PA

November 17, 2003